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                                                               EXHIBIT 3.1


                               EIGHTH AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                  ADAPTEC, INC.


Paul G. Hansen hereby certifies that:

          1. He is the Vice President of Finance, Chief Financial Officer and Assistant Secretary of Adaptec, Inc., a California corporation.

          2. The Articles of Incorporation of this corporation, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code) are amended and restated as follows:

                                        I

          The name of this corporation is Adaptec, Inc.

                                       II

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

          This corporation is authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 401,000,000 shares. The number of shares of Common Stock authorized is 400,000,000, $.001 per share par value. Upon the effective date hereof, each outstanding share of Common Stock par value $.001 per share is split up and converted into two shares of Common Stock, par value $.001 per share. The number of shares of Preferred Stock authorized is 1,000,000, $.001 per share par value.



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          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation to determine or alter the rights, preferences, privileges and restrictions stated in these Articles of Incorporation; to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       IV

          The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          The corporation is authorized to provide for, whether by bylaw or agreement, the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by such Section 317, for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

          Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

          3. The foregoing Eighth Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

          4. The article amendments included in the Seventh Amended and Restated Articles of Incorporation are hereby made to effect a two-for-one stock split of the Common Stock, including a proportionate increase in the number of shares of Common Stock authorized to be issued. No shares of Preferred Stock are outstanding. Pursuant to Section 902(c) of the California Corporations Code, shareholder approval is not required for this action.

          5. Pursuant to Section 110(c) of the California Corporations Code, the foregoing Eighth Amended and Restated Articles of Incorporation shall become effective at 5:00 P.M. Pacific Standard Time on November 1, 1996.

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         I further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of my own knowledge.

         Executed at Milpitas, California this 31st day of October, 1996.




                                    ---------------------------------
                                    Paul G. Hansen, Vice President of
                                    Finance, Chief Financial Officer
                                    and Assistant Secretary

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